As filed with the Securities and Exchange Commission on August 12, 2009
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	41-1978822
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
10700 Bren Road West, Minnetonka, Minnesota 55343
(Address of principal executive office) (Zip Code)

American Medical Systems Holdings, Inc.
2005 Stock Incentive Plan
(As Amended and Restated)
(Full title of the plan)
Anthony P. Bihl, III
President and Chief Executive Officer
American Medical Systems Holdings, Inc.
10700 Bren Road West
Minnetonka, MN 55343
(952) 930-6000
(Name and address, including zip code, and telephone number, including area code, of agent for service)
Copies requested to:
Thomas A. Letscher, Esq.
William E. McDonald, Esq.
Oppenheimer Wolff & Donnelly LLP
45 South Seventh Street, Suite 3300
Minneapolis, Minnesota 55402-1509
(612) 607-7000

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of Securities	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
to be Registered	Registered(1)	Offering Price Per Share(2)	Aggregate Offering Price(2)	Registration Fee
Common Stock, par value $0.01 per share	5,000,000 shares	$14.33	$71,650,000	$3,998.07

(1)	The number of shares of common stock, $0.01 par value per share (the “Common Stock”), stated above represents the increase in the total number of shares reserved for issuance under the American Medical Systems Holdings, Inc. 2005 Stock Incentive Plan (As Amended and Restated ) (the “Plan”). 6,600,000 shares has been previously registered under a registration statement on Form S-8 (SEC File No. 333-126991), with respect to the Plan. In addition, the maximum number of shares of Common Stock that may be issued under the Plan is subject to adjustment in accordance with certain provisions of the Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), to the extent additional shares of Common Stock may be issued or issuable as a result of a stock split, stock dividend, recapitalization or other similar transaction, this registration statement is hereby deemed to cover all such additional shares of Common Stock.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act and calculated based on the average of the high and low reported sales prices of the Registrant’s Common Stock as reported on August 6, 2009 by the Nasdaq Global Select Market.

STATEMENT UNDER GENERAL INSTRUCTION E—
REGISTRATION OF ADDITIONAL SECURITIES
     The registrant, American Medical Systems Holdings, Inc. (the “Registrant”), previously filed a Registration Statement on Form S-8 (SEC File No. 333-126991) with the Securities and Exchange Commission (the “Commission”) in connection with the registration of 6,600,000 shares of the Registrant’s Common Stock to be issued under the American Medical Systems Holdings, Inc. 2005 Stock Incentive Plan (As Amended and Restated) (the “Plan”).
     Pursuant to General Instruction E of Form S-8, this Registration Statement is filed by the Registrant solely to register an additional 5,000,000 shares of the Registrant’s Common Stock reserved for issuance under the Plan. The increase in the number of shares of the Registrant’s Common Stock authorized under the Plan was approved by the Registrant’s board of directors and stockholders. Pursuant to Instruction E, the contents of the Registrant’s previously filed Registration Statement on Form S-8 (SEC File No. 333-126991), including without limitation periodic reports that the Registrant filed, or will file, after this Registration Statement to maintain current information about the Registrant, are hereby incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8, with the exception of Items 3, 6 and 8 of Part II of such prior Registration Statement, which are amended and restated in their entirety herein.
PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
     As permitted by the instructions to Form S-8, this Registration Statement omits the information specified in Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents previously filed by the Registrant with the Commission are incorporated by reference into this Registration Statement (other than portions of such documents which are furnished and not filed):
(a)	The Registrant’s Annual Report on Form 10-K for the year ended January 3, 2009;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarter ended April 4, 2009 and July 4, 2009;

(c)	The Registrant’s Current Reports on Form 8-K filed on February 12, 2009; February 17, 2009; and August 4, 2009 (Items 8.01 and 9.01); and

(d)	The description of the Registrant’s common stock contained in its Registration Statement on Form 8-A filed May 31, 2000, and any amendment or report filed with the SEC for the purpose of updating such description.
     In addition, all documents filed with the Commission by the Registrant (other than portions of such documents which are furnished and not filed) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the time of filing of such documents.

     Any statement contained in the documents incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference into this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 6. Indemnification of Directors and Officers
     The Registrant’s second amended and restated certificate of incorporation provides that it will, and Delaware law permits it to, under certain situations, indemnify any of its directors, officers, employees or agents made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses, including attorney’s fees, incurred by the person in connection with the proceeding if certain statutory standards are met. Any of these persons is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding upon board approval. A proceeding means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the Registrant. The Registrant’s bylaws also provide for indemnification of directors and officers, and any employee to the fullest extent under Delaware law. Reference is made to Section 145 of the Delaware General Corporation Law and the Registrant’s second amended and restated certificate of incorporation.
     The Registrant maintains an insurance policy providing for indemnification of its officers, directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.
     The Registrant has entered into indemnification agreements with its directors, executive officers and certain other employees, and change in control agreements with its executive officers with indemnification obligations after a change in control. The Registrant’s indemnification agreements provide that it will, under certain circumstances, and subject to certain limitations, indemnify its directors and officers who are made or are threatened to be made a party to a suit or proceeding, by reason of their official capacity with the Registrant, against losses, liabilities, damages, judgments, penalties, fines, settlements and reasonable expenses. The Registrant’s change in control agreements provide that it will indemnify its officers to the same extent as the indemnification agreements for any matter that arises prior to the change in control, subject to certain time restrictions. In addition to indemnification provided for in the Registrant’s amended and restated certificate of incorporation and bylaws, the Registrant intends to enter into indemnification agreements with any new directors and indemnification and change in control agreements with any new executive officers in the future.

Item 8. Exhibits
     The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit No.	Description
4.1	Second Amended and Restated Certificate of Incorporation of American Medical Systems Holdings, Inc. (incorporated by reference to Exhibit 3.1 contained in the Registrant’s Registration Statement on Form S-3 filed on June 19, 2006 (Registration No. 333-135135)).

4.2	Bylaws, as amended, of American Medical Systems Holdings, Inc. (incorporated by reference to Exhibit 3.2 contained in the Registrant’s Form 10-K for the fiscal year ended January 3, 2004 (File No. 000-30733).

5.1	Opinion of Oppenheimer Wolff & Donnelly LLP (Filed herewith)

23.1	Consent of Ernst & Young LLP (Filed herewith)

23.2	Consent of Oppenheimer Wolff & Donnelly LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney (included on the signature page to this Registration Statement)

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota on August 12, 2009.

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
By:	/s/ Anthony P. Bihl, III
Anthony P. Bihl, III
President and Chief Executive Officer
POWER OF ATTORNEY
     Each person whose signature appears below hereby authorizes and appoints Anthony P. Bihl, III and Mark A. Heggestad, or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, their, or his or her, substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Anthony P. Bihl, III Anthony P. Bihl, III	President and Chief Executive Officer and Director (Principal Executive Officer)	August 12, 2009

/s/ Mark A. Heggestad Mark A. Heggestad	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 12, 2009

/s/ Richard B. Emmitt Richard B. Emmitt	Director	July 30, 2009

/s/ Albert Jay Graf Albert Jay Graf	Director	July 30, 2009

/s/ Jane E. Kiernan Jane E. Kiernan	Director	July 30, 2009

/s/ Robert McLellan, M.D. Robert McLellan, M.D.	Director	July 30, 2009

/s/ Christopher H. Porter, Ph.D. Christopher H. Porter, Ph.D.	Director	July 30, 2009

Signature	Title	Date

/s/ D. Verne Sharma D. Verne Sharma	Director	July 30, 2009

/s/ Thomas E. Timbie Thomas E. Timbie	Director	July 30, 2009

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
REGISTRATION STATEMENT ON FORM S-8
EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
4.1	Second Amended and Restated Certificate of Incorporation of American Medical Systems Holdings, Inc.	Incorporated by reference to Exhibit 3.1 contained in the Registrant’s Registration Statement on Form S-3 filed on June 19, 2006 (Registration No. 333-135135).

4.2	Bylaws, as amended, of American Medical Systems Holdings, Inc.	Incorporated by reference to Exhibit 3.2 contained in the Registrant’s Form 10-K for the fiscal year ended January 3, 2004 (File No. 000-30733).

5.1	Opinion of Oppenheimer Wolff & Donnelly LLP	Filed herewith

23.1	Consent of Ernst & Young LLP	Filed herewith

23.2	Consent of Oppenheimer Wolff & Donnelly LLP	Included as part of Exhibit 5.1

24.1	Power of Attorney	Included on the signature page to this Registration Statement